Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

GreenLight Biosciences Holdings, PBC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share, that may be issued under the GreenLight Biosciences Holdings, PBC 2022 Equity and Incentive Plan	457(h)	13,337,912(2)	$8.81(3)	$117,507,005	0.0000927	$10,893
Equity	Common stock, par value $0.0001 per share, that may be issued under the GreenLight Biosciences Holdings, PBC 2022 Employee Stock Purchase Plan	457(h)	2,000,000(4)	$7.49(5)	$14,980,000	0.0000927	$1,389
Equity	Common stock, par value $0.0001 per share, that may be issued under GreenLight Biosciences Holdings, PBC 2022 Equity and Incentive Plan	457(h)	18,397,002(6)	$1.3968174(7)	$25,697,254	0.0000927	$2,383
Total Offering Amounts					$158,184,259		$14,665
Total Fee Offsets							$0
Net Fee Due							$14,665

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.0001 per share, of the Registrant (the “Common Stock”) that may become issuable under the GreenLight Biosciences Holdings, PBC 2022 Equity and Incentive Plan (the “2022 Plan”) and under the GreenLight Biosciences Holdings, PBC 2022 Employee Stock Purchase Plan (the “2022 ESPP”) as a result of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of shares of the Registrant’s outstanding Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plans described herein.

(2)	Represents shares of Common Stock currently reserved and available for new grants under the 2022 Plan.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and 457(c) under the Securities Act, based upon the average of the high and low prices of the Common Stock, as reported on the Nasdaq Global Market on April 11, 2022, which date is within five business days prior to the filing of this registration statement.

(4)	Represents shares of Common Stock currently reserved and available for issuance under the 2022 ESPP.
(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and 457(c) under the Securities Act, based upon the average of the high and low prices of the Common Stock, as reported on the Nasdaq Global Market on April 11, 2022 multiplied by 85%, which is the percentage of the trading price per share applicable to purchases under the 2022 ESPP.

(6)	Represents shares of Common Stock currently reserved and available for issuance upon exercise of outstanding options granted under the 2022 Plan (the “Outstanding Options”).
(7)	Pursuant to Rule 457(h) under the Securities Act, the registration fee for the shares underlying the Outstanding Options is based upon the weighted-average exercise price of the Outstanding Options.